                                                            OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0167
                                                     ---------------------------
                                                     Expires: October 31, 2004
                                                     ---------------------------
                                                     Estimated average burden
                                                     hours per response.....1.50
                                                     ---------------------------



                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                     FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 0-19369
-------------------------------------------------------------------------------
                            LITTLE SWITZERLAND, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                161-B Crown Bay
                           St. Thomas, U.S.V.I. 00802
-------------------------------------------------------------------------------
   (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)



                     Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)  |X|                 Rule 12h-3(b)(1)(i)  |X|
        Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]                 Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]                 Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6           [ ]
Approximate number of holders of record as of the certification or notice date: 137
Pursuant to the requirements of the Securities Exchange Act of 1934 LITTLE SWITZERLAND, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 4, 2002                      By:    /s/ Robert L. Baumgardner
                                                   -----------------------------
                                            Name:  Robert L. Baumgardner
                                            Title: Chief Executive Officer
                                                   and President